Exhibit n.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

GSV Capital Corp.:

We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of assets and liabilities of GSV Capital Corp. and subsidiaries (the ”Company”), including the consolidated schedule of investments, as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in net assets, cash flows, and financial highlights (presented in Note 7) for the year ended December 31, 2016 and 2015, and the 2016 and 2015 financial statement schedules listed in the Index at Item 15(a)(2), and have issued our report thereon dated March 16, 2017. Such financial statements and our report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2016 and in the Post-Effective Amendment No. 2 to Registration Statement No. 333-191307 on Form N-2 (the “Prospectus”).

In our opinion, the financial information set forth under the heading “Senior Securities” as of December 31, 2016 and 2015, appearing on page 71 of the Prospectus, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

San Francisco, California

May 8, 2017